UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): 11/21/2008

AVICENA GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-51610

Delaware	04-3195737
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

228 Hamilton Avenue, Third Floor, Palo Alto, California 94301

(Address of Principal Executive Offices, Including Zip Code)

(415) 397-2880

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On November 21, 2008, pursuant to Section 5B of the Registrant’s Series A Preferred Stock Certificate of Designations, a majority of the holders of the Registrant’s Series A Preferred Stock elected Ted Gomoll to the Registrant’s Board of Directors as the Series A Preferred Director, effective immediately. Mr. Gomoll, a Chartered Financial Analyst, is a principal with Mill Valley Partners, an investment advisory firm. No fees will be paid or stock options granted in connection with this election.

Pursuant to a letter agreement dated as of October 18, 2008 with the Registrant, Mr. Gomoll currently serves as a financial, strategic and operational advisor to the Registrant, in conjunction with Rick Stewart, also a member of the Registrant’s Board of Directors, providing counsel to the Registrant’s Board of Directors on certain transactions of the Registrant, including any recapitalization, restructuring, sale of assets, stock or a change of control of the Registrant (a “Transaction”). In connection with advisory services rendered to the Registrant, if the Registrant consummates a Transaction within one year of the effective date of the letter agreement, Mr. Gomoll and Mr. Stewart will receive an advisory fee equal to five percent (5%) of the gross proceeds received by the Registrant in connection with any Transaction, but in any event, not less than $500,000.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avicena Group, Inc.

Date: December 2, 2008	By:	/s/ Belinda Tsao-Nivaggioli
Belinda Tsao-Nivaggioli
Chief Executive Officer